EXHIBIT 99.1

Zumiez Inc. Announces Fiscal 2025 Third Quarter Results

Third Quarter Earnings Per Share Increased to $0.55 from $0.06 last year
Third Quarter Comparable Sales Increased 7.6%
North American Third Quarter Comparable Sales Increased 10.0%
Fourth Quarter To-Date Comparable Sales Up 6.6%

LYNNWOOD, Wash., Dec. 04, 2025 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women, today reported results for the third quarter ended November 1, 2025.

Net sales for the third quarter ended November 1, 2025 (13 weeks) increased 7.5% to $239.1 million from $222.5 million in the third quarter ended November 2, 2024 (13 weeks).   Comparable sales for the thirteen weeks ended November 1, 2025, increased 7.6% on top of a 7.5% increase in the year ago period. Net income in the third quarter of fiscal 2025 was $9.2 million, or $0.55 per share, compared to net income of $1.2 million, or $0.06 per share, in the third quarter of the prior fiscal year. In the third quarter of fiscal 2025 we benefitted from one-time discrete tax items which increased diluted earnings per share by approximately $0.09.

Total net sales for the nine months (39 weeks) ending November 1, 2025 increased 4.5% to $637.7 million from $610.0 million reported for the nine months (39 weeks) ending November 2, 2024. Comparable sales increased 5.3% for the thirty-nine weeks ended November 1, 2025. Net loss for the first nine months of fiscal 2025 was $6.2 million, or $0.36 per share, compared to a net loss for the first nine months of fiscal 2024 of $16.5 million, or $0.86 per share. The first nine months of 2025 was negatively impacted by $3.6 million, or approximately $0.15 per share related to the settlement of a wage and hours lawsuit in California.

On November 1, 2025, the Company had cash and current marketable securities of $104.5 million compared to cash and current marketable securities of $99.3 million on November 2, 2024. The increase was primarily driven by $50.5 million of cash flow from operations and the release of $3.0 million in restricted cash, partially offset by $38.3 million related to share repurchases and $12.5 million of capital expenditures. The Company repurchased 0.3 million shares during the third quarter of 2025 at an average cost including commission of $18.61 per share and a total cost of $5.4 million. Fiscal year-to-date through November 1, 2025, the Company has repurchased 2.7 million shares at an average cost including commission of $14.18 per share and a total cost of $38.3 million. $1.7 million remains on the current open repurchase authorization.

“We achieved our best third quarter in several years,” said Rick Brooks, Chief Executive Officer of Zumiez Inc. “High-single digit comparable sales growth and strong full price selling drove meaningful gross margin expansion, which combined with good expense management, resulted in a significant improvement in profitability. The work we have done enhancing our brand and merchandise assortments continues to resonate with our consumers, especially in North America, evidenced by the sharp sequential increase in the region’s comparable sales trends to double digits. Importantly, the holiday season is off to a strong start with overall comps up 6.6% fourth quarter-to-date and up 8.7% over the Black Friday to Cyber Monday timeframe. While the overall consumer environment remains choppy, we are encouraged by the pace of our business and are increasingly confident in delivering a solid finish to fiscal 2025 and building on our progress next year.”

Fourth Quarter To-Date

Fourth quarter-to-date total sales for the 31 days ending December 2, 2025 increased 7.5%, compared with the same 31-day period in the prior year ended December 3, 2024. Total comparable sales for the 31-day period ending December 2, 2025, increased 6.6% from the comparable period in the prior year.

Fiscal 2025 Fourth Quarter Outlook

The Company is introducing guidance for the three months ending January 31, 2026. Net sales are projected to be in the range of $291 to $296 million representing sales growth of 4.0% to 6.0%. Consolidated operating margins are expected to be between 8.0% and 8.5% resulting in earnings per diluted share of approximately $0.97 to $1.07.

The Company opened 6 new stores in fiscal 2025, including 5 stores in North America and 1 store in Australia.

Conference call Information

To access the conference call, please pre-register using this link (Registration Link). Registrants will receive confirmation with dial-in details. The conference call will also be available to interested parties through a live webcast at https://ir.zumiez.com. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time at https://ir.zumiez.com.

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of November 29, 2025, we operated 728 stores, including 569 in the United States, 46 in Canada, 85 in Europe and 28 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at zumiez.com, blue-tomato.com and fasttimes.com.au.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations, but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company’s annual report on Form 10-K for the fiscal year ended February 1, 2025 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ZUMIEZ INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) (Unaudited)

	Three Months Ended
	November 1, 2025	% of Sales	November 2, 2024	% of Sales
Net sales	$239,132	100.0%	$222,475	100.0%
Cost of goods sold	149,329	62.4%	144,161	64.8%
Gross profit	89,803	37.6%	78,314	35.2%
Selling, general and administrative expenses	78,030	32.7%	75,946	34.1%
Operating profit	11,773	4.9%	2,368	1.1%
Interest income, net	881	0.3%	1,013	0.4%
Other expense, net	(265)	0.0%	(217)	0.0%
Profit, before income taxes	12,389	5.2%	3,164	1.5%
Provision for income taxes	3,229	1.4%	2,005	0.9%
Net income	$9,160	3.8%	$1,159	0.6%
Basic earnings per share	$0.57		$0.06
Diluted earnings per share	$0.55		$0.06
Weighted average shares used in computation of earnings per share
Basic	16,205		18,463
Diluted	16,653		18,881

	Nine Months Ended
	November 1, 2025	% of Sales	November 2, 2024	% of Sales
Net sales	$637,749	100.0%	$610,042	100.0%
Cost of goods sold	416,613	65.3%	408,035	66.9%
Gross profit	221,136	34.7%	202,007	33.1%
Selling, general and administrative expenses	229,128	36.0%	220,187	36.0%
Operating loss	(7,992)	-1.3%	(18,180)	-2.9%
Interest income, net	3,889	0.6%	3,463	0.4%
Other income (expense), net	1,630	0.3%	(1,163)	0.0%
Loss, before income taxes	(2,473)	-0.4%	(15,880)	-2.5%
Provision for income taxes	3,700	0.6%	587	0.1%
Net loss	$(6,173)	-1.0%	$(16,467)	-2.6%
Basic loss per share	$(0.36)		$(0.86)
Diluted loss per share	$(0.36)		$(0.86)
Weighted average shares used in computation of loss per share:
Basic	17,002		19,070
Diluted	17,002		19,070

ZUMIEZ INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	November 1, 2025	February 1, 2025	November 2, 2024
	(Unaudited)		(Unaudited)
Assets
Current assets
Cash and cash equivalents	$80,140	$112,668	$48,542
Marketable securities	24,327	34,890	50,760
Receivables	13,762	12,825	14,927
Inventories	180,729	146,648	187,230
Prepaid expenses and other current assets	16,071	15,354	16,923
Total current assets	315,029	322,385	318,382
Fixed assets, net	74,072	80,178	84,783
Operating lease right-of-use assets	194,742	183,235	192,721
Goodwill	15,367	15,258	15,376
Intangible assets, net	14,962	13,577	14,224
Deferred tax assets, net	6,845	8,684	8,553
Other long-term assets	12,093	11,564	11,935
Total long-term assets	318,081	312,496	327,592
Total assets	$633,110	$634,881	$645,974

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$72,536	$49,389	$72,537
Accrued payroll and payroll taxes	21,812	21,962	18,965
Operating lease liabilities	54,369	56,009	59,084
Other current liabilities	24,071	28,154	19,527
Total current liabilities	172,788	155,514	170,113
Long-term operating lease liabilities	154,687	143,812	151,981
Other long-term liabilities	7,093	6,578	6,792
Total long-term liabilities	161,780	150,390	158,773
Total liabilities	334,568	305,904	328,886

Shareholders’ equity
Preferred stock, no par value, 20,000 shares authorized; none issued and outstanding	—	—	—
Common stock, no par value, 50,000 shares authorized; 16,950 shares issued and outstanding at November 1, 2025 and 19,159 shares issued and outstanding at February 1, 2025	209,544	203,581	201,853
Accumulated other comprehensive loss	(15,403)	(23,778)	(19,185)
Retained earnings	104,401	149,174	134,420
Total shareholders’ equity	298,542	328,977	317,088
Total liabilities and shareholders’ equity	$633,110	$634,881	$645,974

ZUMIEZ INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	Nine Months Ended
	November 1, 2025	November 2, 2024
Cash flows from operating activities:
Net loss	$(6,173)	$(16,467)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization and accretion	15,996	16,507
Noncash lease expense	47,757	48,424
Deferred taxes	1,871	(324)
Stock-based compensation expense	5,444	5,110
Impairment of long-lived assets	1,254	535
Other	(347)	1,378
Changes in operating assets and liabilities:
Receivables	2,668	484
Inventories	(30,590)	(59,401)
Prepaid expenses and other assets	(3,635)	(152)
Trade accounts payable	22,133	31,956
Accrued payroll and payroll taxes	(705)	540
Income taxes payable	(3,575)	(578)
Operating lease liabilities	(52,492)	(55,565)
Other liabilities	(3,801)	(6,437)
Net cash used in operating activities	(4,195)	(33,990)
Cash flows from investing activities:
Additions to fixed assets	(7,536)	(10,012)
Purchases of marketable securities	(12,114)	(1,967)
Sales and maturities of marketable securities and other investments	24,714	34,077
Net cash provided by investing activities	5,064	22,098
Cash flows from financing activities:
Proceeds from revolving credit facilities	6,894	3,220
Payments on revolving credit facilities	(6,894)	(3,220)
Proceeds from the issuance and exercise of stock-based awards	711	736
Payments for tax withholdings on equity awards	(192)	(130)
Repurchase of common stock, including taxes	(38,253)	(25,206)
Net cash used in financing activities	(37,734)	(24,600)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	1,362	(242)
Net decrease in cash, cash equivalents, and restricted cash	(35,503)	(36,734)
Cash, cash equivalents, and restricted cash, beginning of period	121,529	94,284
Cash, cash equivalents, and restricted cash, end of period	$86,026	$57,550
Supplemental disclosure on cash flow information:
Cash paid during the period for income taxes	$5,747	$1,961
Accrual for purchases of fixed assets	692	2,218
Accrual for repurchase of common stock	347	-

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200